Exhibit 99
MEREDITH CORPORATION
FISCAL 2013 FIRST QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell:
Good morning and thanks everyone for joining us. We'll begin the call this morning with comments from Chairman and Chief Executive Officer Steve Lacy and Chief Financial Officer Joe Ceryanec. Then we'll turn the call over to questions. Also on the line this morning are Paul Karpowicz, President of our Local Media Group; and Tom Harty, President of our National Media Group.
An archive of today's discussion will be available later this afternoon on our investor website, and a transcript will follow. Our remarks today include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier today, and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy:
Good morning everyone. I hope you have seen our news release issued earlier today detailing our fiscal 2013 first quarter results. I am pleased to report a strong first quarter and start to our fiscal 2013. Let me share some of our business highlights:

•	We increased earnings per share by 15 percent compared to the prior-year period. Total company revenues grew by 8 percent, and total advertising revenues were up a strong 12 percent.

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Our results were led by record first quarter revenue and profit performance by our Local Media Group. We delivered year-over-year growth in non-political revenues for the 12th straight quarter. We generated a record $12 million in political advertising revenue. The group's EBITDA margin was 39 percent, also a record high for a first fiscal quarter.

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National Media Group revenues increased 3 percent, including 7 percent growth in advertising revenues and 13 percent growth in circulation revenues. We are successfully integrating the Allrecipes.com, EveryDay with Rachael Ray and FamilyFun brands into the Meredith portfolio, and their results are exceeding our original financial expectations.

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We also faced some challenges, including comparable magazine advertising, as well as Meredith Xcelerated Marketing's performance. I'll cover those in a moment in more detail during the operating group discussion.

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I am also pleased to report that digital advertising revenues for the entire company nearly doubled, also reaching a record high for a fiscal first quarter. Total company digital advertising revenues accounted for nearly 10 percent of our total advertising revenues in the first quarter, almost double where they were two years ago.

Stepping back for a moment to look at the current media and marketing environment, we see several encouraging trends:

First, we anticipated a strong television political advertising season, and it is meeting our expectations. In addition to the heavy Presidential election spending in battleground states such as

Nevada, we are benefiting from hotly-contested statewide races in Connecticut, Arizona and Nevada. We are also seeing record spending from special interest groups.

Second, non-political television advertising at our stations continues to grow. We're seeing strong demand, even as political advertising is tightening available inventory. Local television continues to prove its unique ability to drive consumers into retail establishments. That's a selling point we will again emphasize for the holiday shopping season immediately after the election.

Third, our National Media brands continue to demonstrate their relevance with consumers, and new digital media platforms are enhancing their vibrancy. Readership of our magazines stands at an all-time high of 116 million. Meanwhile, traffic to our 30 National Media web sites is up more than 100 percent for the fiscal first quarter from the prior year. We're seeing continued growth in our tablet audience, as well as strong engagement across social media and our mobile apps.

Fourth, our recent acquisitions are performing ahead of our original financial expectations. We're very focused on maximizing the value of these businesses, particularly at Allrecipes.com. Demand for food-related advertising will reach its annual peak during the approaching holiday season.

Finally, our diverse and multi-platform business model continues to generate strong and sustainable cash flow. We generated approximately $190 million of cash flow during the trailing 12-month period. Our Total Shareholder Return strategy, announced exactly one year ago today, is predicated on that strong cash flow. Since announcing our TSR strategy, Meredith's stock price has increased nearly 40 percent, and our dividend has yielded 6 percent - equaling a return to shareholders of nearly 45 percent.

As we've pointed out in prior calls, our goal is to consistently deliver above-median to top-quartile Total Shareholder Return. To that end, we are aggressively positioning Meredith for growth in shareholder value over time through:

1.	Multiplatform consumer and client engagement strategies that extend across all of our businesses;

2.	Through initiatives that possess significant digital components; and

3.	Through activities that capitalize on our broad content creation and marketing capabilities.

Now let's review our progress in more detail, starting with our Local Media business.
LOCAL MEDIA GROUP
As I mentioned a few moments ago, our Local Media Group continued its strong performance in the first quarter of fiscal 2013.

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Non-political advertising revenues rose 5 percent, marking the 12th-straight quarter of year-over-year growth. From a market standpoint, performance was strongest at our stations in Las Vegas, Nashville, Atlanta, Portland and Kansas City. Automotive, our largest ad category, grew 12 percent. Professional services, our No. 2 ad category, increased 6 percent.

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Political advertising was strong due to the very competitive races in several of our markets I mentioned earlier. We have made special efforts to educate media buyers and campaigns about our powerful local news presence, resulting in increases in our share of political dollars. With the elections just 12 days away, we expect to deliver total net political advertising revenues at or slightly above our previous estimate of $25 to $30 million for this entire election cycle - counting both our first and second quarters of fiscal 2013.

•	Local media digital advertising grew 17 percent in our fiscal first quarter. I'll tell you more about how we are maximizing our digital opportunities in a moment.

•	Other revenues increased 35 percent, due to growth in retransmission fees and our operation of Turner's Peachtree TV station in the Atlanta market.

As a result of these accomplishments, the Local Media Group delivered record operating profit of $28 million in the first quarter - a 150 percent increase over the year-ago quarter.

While we often discuss our national media digital initiatives, I'd like to take a moment to expand what we are doing in digital at the local level:

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First, we are very focused on enhancing the consumer experience through the launch of mobile apps across our group. These apps are great for brand-building, and are contributing 10 million more page views per month on average than in the prior year.

•	Second, we're doing a good job monetizing this added traffic by bundling advertising packages across the desktop, mobile and on-air platforms; and

•	Third, we are adding more sophisticated advertising services for clients in the form of behavioral and geo-targeting. These new capabilities allow us to offer premium forms of reach.

A recent report by Borrell Associates confirmed our digital initiatives are driving results. It ranked Meredith's Local Media Group #7 nationally of the fastest-growing entities selling digital marketing products to local advertisers. In fact, we are the top-ranking media company on the list, which includes well-known internet brands such as Angie's List, Yelp and Pandora.

Once again we're pleased with our Local Media Group's continued excellent performance, and we're looking forward to a strong finish to this year's political election cycle.

NATIONAL MEDIA GROUP
Turning now to our National Media Group, I'll start with a look at advertising performance in the first quarter of fiscal 2013:

•	Total advertising revenues grew 7 percent, driven by the recent acquisitions of Allrecipes.com, EveryDay with Rachael Ray and the FamilyFun brands.

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We saw strong gains from the retail, media and entertainment, and pets categories. These were offset by continued weakness in prescription drug-related advertising. This was expected due to the limited number of new prescription drugs coming to market and popular medications coming off patent. Food advertising, our largest advertising category, was up slightly.

•	Our share of total magazine industry advertising revenues grew to 10.9 percent, and our average net revenue per magazine page increased approximately 5 percent.

•	Total digital advertising revenues were up nearly 115 percent. Digital growth was particularly strong in the food, retail and financial services categories.

But as I mentioned earlier, the National Media Group continues to operate in a difficult overall advertising marketplace, and comparable advertising revenues declined 9 percent in the first quarter of fiscal 2013. We are addressing the core magazine advertising issue head-on.

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First, we are adding scale through acquisition and continued operational excellence. We now offer our advertising and marketing clients access to 100 million unduplicated American women - a reach that is unmatched in the industry. We are the No. 1 digital and print advertising company in the food category, and also the leader in the parenthood and home categories.

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Second, we are developing new tools to measure the effectiveness of print advertising. Our Meredith Sales Guarantee today has 13 participants, including brands from Johnson & Johnson, Kimberly-Clark and Tyson Foods. We've recently expanded the program to include pharmaceutical company brands - directly addressing industry weakness in that category.

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Third, we are pursuing expansion of advertising categories that outperform the industry as a whole. These include beauty, retail and financial services. Together, these categories posted growth of 5 percent in our fiscal first quarter, and represented approximately 30 percent of our total magazine advertising. That's up from about 20 percent of our total magazine advertising revenue two years ago - so strong progress on our advertising category diversification initiatives.

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And fourth, we are continuing to enhance the creative side of our business. This strengthens our consumer connection, and helps advance our advertising diversification strategy. In the fiscal first quarter, we launched fresh new designs for Fitness and FamilyFun, and a new look for Parents.com.  These come on the heels of recent upgrades at Parents, Ladies' Home Journal, Traditional Home, Midwest Living and EatingWell.

We've been very pleased with the reception we're receiving from consumers to our creative enhancements, as witnessed by record high readership across our magazine portfolio.  As an example of this increased engagement, we will grow the rate base for EatingWell to 750,000 in January 2013. It was at 350,000 when we purchased it 16 months ago. I am sure many of you saw the story in the New York Times on Monday of this week regarding EatingWell's growth and success under Meredith ownership.

In addition, last week, Traditional Home was named to Advertising Age's 2012 magazine A-List. Ad Age cited Traditional Home's success at finding younger, more affluent readers, while also growing the magazine's advertising. Traditional Home's advertising pages were up 10 percent in the first quarter of fiscal 2013.

As I mentioned, we're delivering record-high traffic to our digital properties.  Social media is a big part of this growing digital connection.  Better Homes and Gardens.com continues to be the leading publishing site for downstream traffic from Pinterest, with Allrecipes.com close behind.  Parents is building strong social engagement via contests that harness Instagram and Facebook.  And our food sites regularly host online cooking chats and sessions with our creative leaders.

We're also continuing to expand our tablet and mobile presence.  Our national brands now have more than 350,000 tablet customers - approximately half of whom are digital-only customers.  Over 20 of our brands are now available across the 6 major digital newsstands, including Next Issue Media - which launched its innovative digital newsstand for the iPad in July of this year.  Our goal is to have tablet issues comprise 2 percent of our guaranteed ratebase by the end of fiscal 2013.

We're using our growing digital audience for e-commerce opportunities, too. Most notably, we're using our digital channels to generate subscription orders for our magazines. We generated 1 million orders online during the first quarter of fiscal 2013, up more than 40 percent from what we delivered a year ago. This lowers our subscription acquisition costs, and increases opportunities to up-sell and cross-sell other properties at the digital checkout.

Taken together, these factors help us realize an incremental $5 in operating profit per digital order over the average life of a subscription. Equally as exciting, response rates to our direct mail and other consumer marketing efforts increased in the first quarter of fiscal 2013 from the prior year.

The strength of our consumer connection can also be seen at retail through our growing licensing program of Better Homes and Gardens-branded home and garden products at Walmart stores across the country. Currently, there are more than 3,000 SKUs available at Walmart stores across the country. We are currently executing a plan with Walmart to further expand the scope of the BHG brand in its stores. These products are hitting stores now, and we're confident they will receive a strong consumer reception as we move to this important fourth calendar quarter and beyond.

I'll close the National Media Group discussion this morning with an update of Meredith Xcelerated Marketing. We first experienced weakness at MXM in early calendar 2012 as certain clients grew more cautious in spending and reduced the scale of some of their programs. The good news is that RFP activity for new business has picked up significantly, and we've recently landed some great new clients, including Hallmark and Health Alliance. I haven't seen the pipeline stronger than it is now compared to the 10 years that we've aggressively been growing this business.

We expect MXM to deliver growth in the first half of calendar 2013, driven by these new wins along with recent program expansions from existing clients, including Kraft and the National Educational Association. We remain highly confident that Meredith Xcelerated Marketing can grow revenues at double-digit rates annually over the longer-term, as it has delivered for Meredith over the last decade.

Now I'll turn it over to Chief Financial Officer Joe Ceryanec for some additional financial information and our outlook.

FINACIAL INFORMATION

JOE CERYANEC:
Thanks, Steve.
As Steve mentioned earlier, today is of special significance as it marks the one-year anniversary of the announcement of our Total Shareholder Return Strategy. To remind everyone, key elements of our TSR strategy include:

1.	A current annual dividend of $1.53 per share;

2.	A $100 million share repurchase program; and

3.	Ongoing strategic investments to help us scale the business and increase shareholder value over time.

Consistent with our Total Shareholder Return strategy, we repurchased 530,000 shares of Company stock in the first quarter of fiscal 2013. At September 30, we had about $70 million remaining under our current repurchase authorization.
Since announcing the TSR strategy, Meredith's stock price has increased almost 40 percent, and our dividend yielded 6 percent - equaling a return of nearly 45 percent to shareholders.
As of Sept. 30, our debt-to-EBITDA ratio stood at a conservative 1.6-to-1. We recently completed the extension of two revolving credit facilities. The first is a $150 million unsecured revolving line of credit facility which we extended for a new five-year term. The second is a $100 million asset-backed revolving bank facility which we extended for a new two-year term. Both were renewed at lower rates than the previous facilities.

So we're well-financed and have plenty of capacity for future acquisitions - which we continue to pursue on a very strategic basis.

We have a strong commitment to our shareholders; a history of prudent capital management; and a long track record of returning a meaningful portion of our free cash flow to investors in the form of dividends and share repurchases.

OUTLOOK

Now I'll provide our fiscal 2013 second quarter and full-year outlook.
We expect fiscal 2013 second quarter earnings per share to range from $0.80 to $0.85. Looking more closely at the second quarter of fiscal 2013 compared to the year-ago period:

•	Total company advertising revenues are expected to increase in the high teens.

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Local Media Group advertising revenues are expected to be up more than 20 percent. This includes expected political advertising revenues of between $18 and $20 million, which would put us at $30 to $32 million for the first two fiscal quarters - which as Steve mentioned puts us at or slightly above the range for political advertising revenues that we forecast in late July. Non-political advertising revenues are expected to be flat to down slightly, reflecting strong political advertising revenues which are crowding out non-political advertising inventory.

•	National Media Group advertising revenues are expected to be up in the mid-teens including recent acquisitions, and down in the mid-single digits excluding recent acquisitions.

One item that I would like to further address is our 2nd quarter guidance range of $0.80 to $0.85. While we have a fairly large range of Q2 estimates, due in large part to the volatility of political revenue in Q2, there is one analyst who has an incorrect share count assumption in their model. Removing this estimate would put consensus under $0.84, which would be within our guidance range for Q2.
But more importantly, and consistent with what we said in July, we continue to expect fiscal 2013 earnings per share to range from $2.60 to $2.95.
And now we will be happy to answer your questions.